UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.__)

______________________

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under § 240.14a-12

CERUS CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On May 24, 2023, CERUS CORPORATION (“Cerus” or the “Company”), made available to stockholders the following communication in connection with its upcoming Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Wednesday, June 7, 2023 at 9:00 a.m. Pacific time.

Dear Stockholders,

We are writing to ask for your support by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all of the Company’s proxy proposals. In particular, for the reasons set forth in the proxy statement for our Annual Meeting (the “Proxy Statement”) and this letter, we are asking you to approve the amendment and restatement of our Amended and Restated 2008 Equity Incentive Plan by voting “For” Proposal No. 2 and our say-on-pay proposal by voting “For” Proposal No. 3.

We are aware that the recommendation from Institutional Shareholder Services (“ISS”) on Proposal No. 2 is inconsistent with the Board’s recommendation. In response to ISS’s concerns, on May 23, 2023, the Board further amended the Restated 2008 Plan to impose a one-year, post-exercise holding period requirement on any stock option or stock appreciation right granted under the Restated 2008 Plan with an exercise price that is at least 100% of the fair market value of our common stock on the date of grant (an “Appreciation Award”), so that any shares received upon exercise of an Appreciation Award may not be sold, transferred, or otherwise disposed of within one year from the date of exercise, other than in connection with a Transaction (as defined in the Restated 2008 Plan) or the withholding of shares that would otherwise be issued pursuant to the exercise of the Appreciation Award in satisfaction of the applicable withholding taxes. We refer to the Amended and Restated 2008 Equity Incentive Plan, as first amended and restated by the Board in March 2023 and then further amended by the Board in May 2023, as the “Restated 2008 Plan” throughout this letter.

Why You Should Vote to Approve the Restated 2008 Plan (Proposal No. 2)

Equity Awards Are an Important Part of Our Compensation Philosophy

The Board believes that the issuance of equity awards is a key element underlying our ability to attract, retain, and motivate key employees, non-employee directors, and consultants because of the strong competition for highly trained and experienced individuals among biopharmaceutical companies, especially in the greater San Francisco Bay Area. Approval of Proposal No. 2 by our stockholders will allow us to continue to (i) grant equity awards under the Restated 2008 Plan at levels we determine to be appropriate and (ii) utilize equity awards as long-term incentives to secure and retain the services of our extraordinarily talented employees, non-employee directors, and consultants, consistent with our compensation philosophy and common compensation practice for our industry. Therefore, the Board believes that the Restated 2008 Plan is in the best interests of our business and our stockholders and recommends a vote in favor of Proposal No. 2.

We Manage Our Equity Award Usage Carefully and Dilution is Reasonable

We are committed to effectively monitoring our equity compensation share reserve, including our “burn rate,” to ensure that we maximize stockholders’ value by granting the appropriate number of equity awards necessary to attract, reward, and retain employees, non-employee directors, and consultants. As further described in Proposal No. 2 in our Proxy Statement, our three-year average burn rate for fiscal years 2020 through 2022 was 3.52%.

The Restated 2008 Plan Combines Compensation and Governance Best Practices

The Restated 2008 Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices, including the following:

•
Holding period requirement. As described above, any shares received upon exercise of Appreciation Awards granted under the Restated 2008 Plan are subject to a holding period requirement, which requires that the shares must be held for at least one year before they may be sold, transferred, or otherwise disposed of.
•
Minimum vesting requirements. The Restated 2008 Plan provides that no award granted on or after June 5, 2019 may vest until at least 12 months following the date of grant of the award, except that shares up to 5% of the share reserve of the Restated 2008 Plan may be issued pursuant to awards granted on or after June 5, 2019 that do not meet such vesting requirements.
•
Repricing is not allowed without prior stockholder approval. The Restated 2008 Plan prohibits the repricing of outstanding stock options and stock appreciation rights and the cancellation of any outstanding stock options or stock appreciation rights that have an exercise price or strike price greater than the then-current fair market value of our common stock in exchange for cash or other stock awards under the Restated 2008

Plan with an exercise price that is less than the original exercise price of the stock option or stock appreciation right, without prior stockholder approval.
•
Fungible share counting provisions. The share reserve under the Restated 2008 Plan is reduced by one share for each share of common stock issued pursuant to an Appreciation Award granted under the Restated 2008 Plan and 1.40 shares for each share of common stock issued pursuant to a Full Value Award granted under the Restated 2008 Plan on or after June 7, 2023. This helps to ensure that we are using the share reserve effectively and with regard to the value of each type of equity award. More information about how shares are counted under the Rested 2008 Plan can be found under the sub-section of this Proposal No. 2 entitled “Description of the Restated 2008 Plan—Shares Available for Awards.”
•
No liberal share counting provisions. The following shares will not become available again for issuance under the Restated 2008 Plan: (i) any shares that are reacquired or withheld (or not issued) by us to satisfy the exercise, strike, or purchase price of an award; (ii) any shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with an award; (iii) any shares repurchased by us on the open market with the proceeds of the exercise, strike, or purchase price of an award; and (iv) in the event that a stock appreciation right is settled in shares, the gross number of shares subject to such award.
•
No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted under the Restated 2008 Plan must have an exercise price or strike price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.
•
Restrictions on dividends and dividend equivalents. The Restated 2008 Plan provides that (i) no dividends or dividend equivalents may be paid with respect to any shares of our common stock subject to a stock award before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable stock award agreement (including any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest.
•
Specific disclosure of award vesting upon corporate transaction or change in control. The Restated 2008 Plan specifically provides that in the event of certain corporate transactions involving the Company or a change in control of the Company, if the surviving or acquiring corporation (or its parent company) does not assume or continue outstanding stock awards under the Restated 2008 Plan, or substitute similar stock awards for such outstanding stock awards, then with respect to any such stock awards that have not been assumed, continued or substituted and that are held by participants whose continuous service has not terminated prior to the corporate transaction or change in control, the vesting of such stock awards will be accelerated in full (and with respect to performance stock awards, vesting will be deemed to be satisfied at the greater of (i) the target level of performance or (ii) the actual level of performance measured in accordance with the applicable performance goals as of the date of the corporate transaction or change in control).
•
No liberal change in control definition. The change in control definition in the Restated 2008 Plan is not a “liberal” definition. A change in control transaction must actually occur in order for the change in control provisions in the Restated 2008 Plan to be triggered.

If Proposal No. 2 Is Not Approved, We Will Not Have Enough Shares Available under the 2008 Plan to Make Grants to Help Us Attract and Retain Top Employees

If Proposal No. 2 is approved by our stockholders, we will continue to be able to grant equity awards to secure and retain the services of our employees, non-employee directors, and consultants, and the Restated 2008 Plan will become effective on the date of the Annual Meeting. If Proposal No. 2 is not approved by our stockholders, we will have a significantly reduced ability to use equity awards to recruit and retain highly qualified personnel and we will be substantially disadvantaged in our ability to compete in our industry. Further, if Proposal No. 2 is not approved by our stockholders, we will not be able to continue to grant long-term equity incentives to our executive officers, including in the form of performance-vesting equity awards that establish a direct link between our corporate performance and the compensation of our executive officers.

Why You Should Vote to Approve Our Say-on-Pay Proposal (Proposal No. 3)

To assist you in evaluating our say-on-pay proposal, we would like to provide you with the following additional information and context regarding certain aspects of our executive compensation program:

•
We increased the allocation of performance-vesting equity awards in 2023. Consistent with the belief of the Compensation Committee of the Board (the “Compensation Committee”) that a significant percentage of our executive officers’ total compensation package should be “at risk” in the form of performance-based compensation, the Compensation Committee increased the allocation of performance-vesting equity awards granted to our named executive officers from 33% in 2022 to 50% in 2023. The 2023 PRSU awards vest based on achievement of robust revenue and red blood cell development goals.
•
We will disclose the specific performance metrics underlying each outstanding performance-based restricted stock unit (“PRSU”) award granted to our named executive officers at the end of the applicable performance period. In response to stockholder feedback, we introduced PRSU awards into the mix of our executive officers’ long-term equity incentives in 2021, and each such award will vest, if at all, based on our achievement of pre-determined performance metrics over a three-year performance period. We will disclose the specific performance metrics underlying each PRSU award at the end of the applicable three-year performance period. We believe that providing such disclosure before the end of the performance period would be competitively harmful.

Stockholders are urged to read the “Compensation Discussion and Analysis” section of our Proxy Statement, which discusses how our executive compensation program is aligned with the long-term interests of our stockholders. We would also like to reiterate the following aspects of our executive compensation program that are designed to align executive compensation with our business strategy and corporate performance:

•
Emphasis on aligning executive compensation with corporate performance. The Compensation Committee believes that our executive compensation program is appropriately designed and reasonable in that it both encourages our executive officers to work for our long-term prosperity and reflects a pay-for-performance philosophy, without encouraging our employees to assume excessive risks, and also reflects a reasonable and responsible cost structure.
•
2022 and Early 2023 Performance Highlights. During fiscal year 2022 and the first quarter of fiscal year 2023, we achieved several notable milestones and accomplishments which included the following:
o
Reported full-year 2022 product revenue of $162.0 million, an increase of 24% compared to 2021 product revenue.
o
Achieved 115% of the corporate performance goals established by the Board at the beginning of 2022.
o
Successfully completed the refinancing of our existing debt in the first quarter of fiscal year 2023.
o
Alongside our suppliers and manufacturers, we ensured continuity of supply despite global supply chain-related impacts.
o
Demonstrated strong financial discipline over the course of the year, resulting in a solid balance sheet heading into 2023. At December 31, 2022, we had cash, cash equivalents and short-term investments of $102.2 million.
o
Announced contract with the U.S. Department of Defense for the development of pathogen reduced, lyophilized cryoprecipitate to treat bleeding due to trauma.
o
Received approval from Health Canada to extend the storage of platelets treated with the INTERCEPT Blood System from five days to seven days from the time of collection, joining other territories where INTERCEPT platelets are approved for seven-day storage.
o
Extended our partnership with Fresenius Kabi through a 10-year agreement for the production of INTERCEPT Blood System sets, allowing the potential for increased production volume for INTERCEPT Blood System sets and providing for the redundancy required for continuity of supply to our large blood center and national transfusion service customers.
o
Announced a five-year contract with the American Red Cross for the INTERCEPT Blood System for Platelets in continuation of efforts to safeguard the U.S. blood supply.
o
Continued enrollment in our two Phase 3 clinical trials for INTERCEPT red blood cells in the U.S., RedeS and ReCePI.

For the foregoing reasons and the reasons set forth in our Proxy Statement, we urge you to approve the Restated 2008 Plan by voting “For” Proposal No. 2 and our say-on-pay proposal by voting “For” Proposal No. 3.

Thank you for your consideration.

Sincerely,

/s/ William M. Greenman

William M. Greenman

President, Chief Executive Officer and Director

****

VOTING MATTERS; REVOCABILITY OF PROXIES

Except as described in this supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares of Cerus common stock. There are no changes to the proxy card or voting instruction form previously mailed to stockholders.

If you have already voted by Internet, telephone or by mail, then you do not need to take any action unless you wish to change your vote. If you have not yet voted, please do so as soon as possible. If you have already voted and wish to change your vote based on any of the information contained in this supplement or otherwise, you may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. Important information regarding how to vote your shares of Cerus common stock and how to revoke a proxy already given is available in the Proxy Statement under the captions “Questions and Answers About these Proxy Materials and Voting—How do I vote?” and “Questions and Answers About these Proxy Materials and Voting—Can I change or revoke my vote after submitting my proxy?”, respectively. Votes already cast will remain valid and will be voted at the Annual Meeting unless changed or revoked.

As a stockholder, your vote is very important and the Cerus Board encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting and regardless of the number of shares of Cerus common stock that you own.